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                                                                     EXHIBIT 8.1


MORRIS, MANNING & MARTIN, LLP
ATTORNEYS AT LAW




_____ __, 2001




PracticeWorks, Inc.
1765 The Exchange
Suite 450
Atlanta, Georgia 30339

Ladies and Gentlemen:

Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 of PracticeWorks, Inc., a Delaware corporation ("PracticeWorks"), including, among other things, the proxy statement of Medical Dynamics, Inc., a Colorado corporation ("Medy") relating to a proposed merger of Medy with and into CADI Acquisition Corporation, a Colorado corporation and a wholly owned subsidiary of PracticeWorks. Our opinion as to the material federal income tax consequences of the merger is set forth in the section of the Registration Statement entitled "Material Federal Income Tax Consequences of the Merger." Because, however, our opinion is being delivered prior to the consummation of the merger, it is prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the anticipated federal income tax consequences of the merger or that contrary positions will not be asserted by the Internal Revenue Service.

We hereby confirm our opinion in Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      MORRIS, MANNING & MARTIN, LLP



                                      By:
                                           ----------------------------------
                                               Cassady V. Brewer, A Partner